UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2020

Progenics Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center, 47th Floor, New York, New York 10007
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 975-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0013	PGNX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2020, Progenics Pharmaceuticals, Inc. (the “Company”), as borrower, and Lantheus Medical Imaging, Inc. (“Lantheus Medical Imaging”), a subsidiary of Lantheus Holdings, Inc., as lender, entered into a bridge loan agreement, pursuant to which Lantheus Medical Imaging agreed to provide for a secured short-term loan to the Company on or after May 1, 2020 in an aggregate principal amount of up to $10 million (the “Bridge Loan Agreement”). The bridge loan matures on the earlier to occur of (a) September 30, 2020 and (b) the date on which the Company enters into a debt financing or similar arrangements or any amendment to, or replacement of, its existing debt, provided by one or more third parties following the termination date of the Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2020 (the “Merger Agreement”), as filed by the Company with the Securities and Exchange Commission on a Current Report on Form 8-K on February 20, 2020, in either case, having aggregate net cash proceeds that exceed the amount then required to repay all obligations under the Bridge Loan Agreement in full in cash.

The Company will use the proceeds of the bridge loan for working capital and other general corporate purposes. The proceeds will not be used in connection with any related party transaction, the purchase or repurchase of any capital stock of the Company, acquisition of assets or other merger activity unrelated to the Merger Agreement, or in any manner that would reasonably be expected to prevent the merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Internal Revenue Code of 1986.

The bridge loan bears interest at rate per annum of 9.5%. No amortization, interest or other payments are required to be paid under the Bridge Loan Agreement until the maturity date, provided that if the Company or any of its subsidiaries receives net cash proceeds from any debt financing or other similar arrangement entered into outside the ordinary course of business, the Company is required to prepay the bridge loan in an amount equal to such net cash proceeds within two business days thereof. The Company may make voluntary prepayments at any time and from time to time (provided that any partial voluntary prepayment will not be in an amount less than $500,000) together with accrued interest thereon, without premium or penalty.

The bridge loan is secured through the pledge to Lantheus Medical Imaging of all of the issued and outstanding shares of capital stock of Molecular Insight Pharmaceuticals, Inc., a subsidiary of the Company (“MIPI”), and any debt of MIPI owed to the Company.

The obligation of Lantheus Medical Imaging to fund the bridge loan on or after May 1, 2020 is subject to customary conditions, including, among other things, the following:

•

the execution and delivery of the Bridge Loan Agreement, stock pledge agreement to be entered into by and between the Company and Lantheus Medical Imaging and other specified documents and certificates delivered in connection therewith;

•	no change in recommendation (as defined in the Merger Agreement) of the Company’s Board of Directors; and
•

no material adverse effect (as defined in the Merger Agreement) or material breach by the Company under the Merger Agreement, in respect of which Lantheus Holdings, Inc. has terminated the Merger Agreement.

Without the prior consent of Lantheus Medical Imaging, the Company will not permit MIPI to (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its securities, other than dividends or distributions by wholly-owned subsidiaries of MIPI to MIPI or a wholly-owned subsidiary of MIPI, (ii) split, subdivide, consolidate, combine or reclassify any of its securities or issue or allot, or propose or authorize the issuance or allotment of, any other securities or equity rights in respect of, in lieu of, or in substitution for, any of its securities, (iii) repurchase, redeem or otherwise acquire any securities or equity rights of MIPI or any subsidiary of MIPI, (iv) issue, allot, sell, grant, pledge or otherwise encumber any securities or equity rights, (v) merge or consolidate with any person, or acquire the securities in, or any material amount of assets of, any other person or (vi) incur or suffer to exist (or permit any subsidiary of MIPI to incur or suffer to exist) any Indebtedness (as defined in the Bridge Loan Agreement) owing to any affiliate of the Company (other than to the Company, MIPI or any of MIPI’s other subsidiaries). Additionally, the Company is required to cause MIPI to comply with the interim period operating covenants and the covenant to provide notice of certain material events, in each case, set forth in the Merger Agreement, with the same effect as if such covenants were fully incorporated therein, mutatis mutandis.

The Company is required to use commercially reasonable efforts to enter into a debt financing with net cash proceeds in excess of the amount then required to repay all obligations in full in cash promptly following the termination of the Merger Agreement.

The Bridge Loan Agreement contains customary events of default for a loan of this type.

The foregoing description of the Bridge Loan Agreement is not complete and is qualified in its entirety by the full text of the Bridge Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document

10.1	Bridge Loan Agreement, dated as of March 15, 2020, between Progenics Pharmaceuticals, Inc. and Lantheus Medical Imaging, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.

By:	/s/ Patrick Fabbio
Patrick Fabbio
Executive Vice President and Chief Financial Officer

Date: March 16, 2020